Exhibit 1

Group Secretariat

Level 25, 60 Martin Place

Sydney NSW 2000 Australia

Telephone: (02) 8253 0130

Facsimile:  (02) 8253 1888

13 February 2006

Australian Stock Exchange Limited

20 Bridge Street

Sydney   NSW   2000

Dear Sir/Madam

Re: Change of Share Register Address Notification

Please be advised that effective start of business Monday, 13 February 2006, the Sydney street address of our share registrar – Link Market Services Limited (Link) – will change as follows:

To	Level 12
680 George Street
SYDNEY NSW 2000

From	Level 8
580 George Street
SYDNEY NSW 2000

The associated postal address, telephone and facsimile numbers, as well as Internet details remain unchanged.

Lodgement of documentation by member organisations, securityholders, and other interested parties must be made at the new address from Monday, 13 February 2006.

Yours sincerely,

Anna O’Connell

Head of Group Secretariat